UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
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Tandy Brands Accessories, Inc.

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Tandy Brands Accessories, Inc. issued the following press release announcing Glass Lewis & Co.’s recommendation to vote for the Tandy Brands Accessories, Inc. nominees.

Tandy Brands Accessories, Inc.	Investor Relations
J.S.B. Jenkins	Beacon Street Group, LLC
Chairman of the Board	Kenneth E. Pieper
817-548-0090	972-618-6924
britt_jenkins@tandybrands.com	kpieper@beaconstreetgroup,com
Leading Independent Proxy Advisory Firm Supports
Tandy Brands Nominees
ARLINGTON, Texas – October 16, 2008 – Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) announced today that Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that stockholders vote the WHITE proxy card to re-elect the Board’s two nominees and not vote for the nominees recommended by dissident stockholder NSL Capital Management. Tandy Brands’ Annual Meeting of Stockholders will be held at 10:00 a.m. Central Time on October 30, 2008 at the Hilton Arlington, 2401 East Lamar Boulevard, Arlington, Texas.
In reaching its decision to support the Board’s nominees, Glass Lewis observed that “During 2008, Tandy’s board overhauled both the executive team and the Company’s balance sheet. In our opinion, the board is making the tough decisions that will provide Tandy the opportunity to complete a turn-around of the business (headcount reductions, sales of non-core assets, and lowering operating expenses).”
“We are very pleased that Glass Lewis recognizes the steps that Tandy Brands’ board has taken.” commented Britt Jenkins, Tandy’s Chairman. “This is an active and engaged board that is working hard for all Tandy stockholders. We urge stockholders to vote the WHITE proxy card today for our nominees.”
In recommending that stockholders not support NSL’s nominees, Glass Lewis stated, “We do not believe that the NSL nominees would be a valuable addition to the Tandy board. In our opinion, the Dissident nominees lack the necessary industry experience that might prove valuable to the board and its plan for the company lacks substantiative details when compared to management’s current plan.”

Glass Lewis is widely recognized as a leading independent proxy advisory firm. Its recommendations are relied upon by major institutional investment firms, mutual funds and other fiduciaries throughout the country.
If you have any questions, please call Tandy Brands’ proxy solicitation firm: The Altman Group, toll free at (866) 721-1478.
About Tandy Brands Accessories, Inc.

Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.
Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.
Important Information
Tandy Brands filed a Definitive Proxy Statement in connection with its 2008 Annual Meeting of Stockholders with the Securities and Exchange Commission on September 23, 2008. Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information. The company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the 2008 Annual Meeting of Stockholders. Information concerning such participants is available in the company’s Proxy Statement. Stockholders may obtain, free of charge, copies of the company’s Proxy Statement and any other documents the company files with or furnishes to the SEC in connection with the 2008 Annual Meeting of Stockholders through the SEC’s website at www.sec.gov, through the company’s website at www.tandybrands.com or by contacting the company’s proxy solicitor, The Altman Group, toll free at (866) 721-1478.